Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ARTISTdirect, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-122027, No. 333-53208, No. 333-38104, No. 333-63572 and No. 333-68396) on Forms S-8 of ARTISTdirect, Inc., of our report dated  March 28, 2008, with respect to the consolidated balance sheets of ARTISTdirect, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ deficiency and cash flows for the years then ended, which report appears in the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 of ARTISTdirect, Inc.

/s/	Gumbiner Savett Inc.

GUMBINER SAVETT INC.

Santa Monica, California
March 28, 2008